Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 14, 2013, with respect to the consolidated financial statements of Marcus & Millichap Real Estate Investment Services, Inc. as of December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012, in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-191316) and related Prospectus of Marcus & Millichap, Inc. for the registration of 6,900,000 shares of common stock.

/s/ Ernst & Young LLP

San Francisco, California

October 25, 2013